Exhibit 10.5

Personal Employment Agreement

This Personal Employment Agreement (“Agreement”) is entered into as of August 22, 2014, 2014 by and between Foamix Pharmaceuticals Ltd., a company organized under the laws of the State of Israel, whose principal place of business is located at 2 Chaim Holzman St., Rehovot, Israel, (the “Company”) and Mr. Meir Eini (“Executive”).

WHEREAS	Executive has been acting as the Chief Operating Officer (“COO”) of the Company since 2003; and

WHEREAS	In view of the contemplated listing of the Company’s shares on the NASDAQ Stock Market (“NASDAQ”), and the anticipated expansion of the Company’s activities and in the Executive’s responsibilities, the Company and the Executive (collectively: the “Parties” and each: a “Party”) wish to adjust the terms of the Executive’s employment (as such were set in the Personal Employment Agreement by and between the Company and the Executive on January 2, 2003, as such was amended from time to time, hereinafter: the “Original Agreement”) terms accordingly, as set forth herein.

NOW THEREFORE, in consideration of the mutual promises, covenants and other agreements contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1.	Appointment; the Position

1.1.	The Company hereby extends the appointment of Executive and Executive undertakes to continue to act, as of the Commencement Date (as such term is defined below), as the COO.

1.2.	In the performance of his tasks and duties and in carrying out his position as the COO of the Company, Executive shall report to the Chief Executive Officer of the Company (the: “CEO”) and shall be subject to the direction and control of the CEO.

1.3.	During the Term (as such term is defined below), Executive’s employment shall be on a full time basis. Executive undertakes to devote his entire business time and attention to the business of the Company and not to undertake or accept any other paid or unpaid employment or occupation or engage in or be associated with, directly in any other businesses, duties or pursuits without the prior consent of the Board.

1.4.	Executive shall perform his duties diligently, in good faith and in furtherance of the Company’s best interests. Executive agrees and undertakes to inform the Company, immediately after Executive becomes aware of it, of any matter that may in any way raise a conflict of interest between Executive or any member of Executive’s family and the Company. During the Term, Executive shall not receive any payment, compensation or benefit from any third party in connection, directly or indirectly, with the execution of Executive’s employment with the Company.

1.5.	Executive shall perform his duties hereunder at the Company’s offices in Israel, in the US and elsewhere, it being understood and agreed that Executive’s position may involve significant travel abroad.

2.	Executive’s Representations and Warranties

Executive represents and warrants that the execution and delivery of this Agreement and the fulfillment of Executive’s obligations and performance of the tasks and duties entrusted to him: (a) will not constitute a default under or conflict with any agreement or undertaking that Executive may be bound by, including, without limitation to the generality of the aforesaid, any confidentiality or non-competition agreement towards any previous employer; and (b) do not require the consent of any person or entity.

3.	Term of Employment

3.1.	This Agreement shall enter into effect immediately upon, and subject to, the consummation of the Company’s initial public offering (IPO) on the NASDAQ (the: “Commencement Date”) and Executive’s employment shall continue until it is terminated as hereafter provided (the term of Executive’s employment shall be referred to herein as the “Term”). For the avoidance of doubt it is hereby agreed and acknowledged that the execution of this Agreement shall not be deemed as terminating the Executive’s employment under the Original Agreement, and/or as affecting any of the Executive’s rights which were accumulated under the Original Agreement up to the Commencement Date.

3.2.	Either party to this Agreement may terminate Executive’s employment hereunder at its own discretion at any time, by giving a prior written notice of six months to the other Party. Notwithstanding the aforesaid, in case that the Company’s securities are no longer traded on the NASDAQ and/or on any other stock exchange, the notice period shall be automatically reduced to three months.

3.3.	Without derogating from the aforesaid the Company shall be entitled to terminate Executive’s employment with the Company and the employment relationships shall be deemed immediately terminated (as of the notice given by the Company to that effect) in the event of Cause (as defined hereafter) or in the event of Disability of Executive (as hereinafter defined). “Cause” shall mean: (a) a material breach of trust including but not limited to any breach of Executive’s obligations set out in Exhibit B hereto that causes material damage to the Company; or (b) any willful and continued failure to perform any of Executive’s fundamental functions or duties, which was not cured within 7 days after receipt by Executive of written notice thereof from the Board. “Disability” shall mean any physical or mental illness or injury as a result of which Employee remains absent from work for a period of six (6) successive months, or an aggregate of six (6) months in any twelve (12) month period. Disability shall occur upon the end of such six-month period; Executive’s employment shall be deemed as immediately terminated in case of his death.

3.4.	During the period following notice of termination by either party, unless otherwise determined by the Company in a written notice to Executive, Executive shall continue to perform any and all of his duties and shall cooperate with the Company and use his best efforts to assist the transition of his office to the person or persons who will assume the his responsibilities.

3.5.	For avoidance of doubt, the discontinuance of Executive’s service as a director or chairman of the Board, for any reason, shall not be deemed as termination of this Agreement or as a breach of this Agreement.

4.	Proprietary Information; Confidentiality and Non-Competition

Executive hereby undertakes to be bound by the provisions of the Company’s Proprietary Information, Confidentiality and Non-Competition Agreement as set out in Exhibit B hereto which Executive simultaneously herewith executes.

5.	Salary

5.1.	Salary. The Company shall pay to Executive for the performance of his undertakings and tasks and duties entrusted to him, an aggregate monthly salary in the gross amount set forth in Exhibit A hereto (the “Salary”). Except as specifically set forth in this Agreement, the Salary includes any and all payments to which Executive is or may be entitled from the Company hereunder and under any applicable law, regulation or agreement. The Salary is to be paid to Executive in accordance with the Company’s normal and reasonable payroll practices, after deduction of all applicable taxes and like payments.

5.2.	Executive hereby declares and explicitly agrees that his office with the Company is of managerial level that requires special degree of trust, and therefore the provisions of the Hours of Work and Rest Law 5711-1951 shall not apply to his employment.

5.3.	Payment of the Salary shall be made no later than the 9th day of each calendar month after the month for which the Salary is being paid.

6.	Insurance and Social Benefits

6.1.	The Company and the Executive have decided to apply the terms of the general permit with regard to employers’ payments to pension funds and to insurance funds, instead of the severance payments, as published in the official records (“Yalkut Pirsumim”) 4569 of June 30, 1998, which full version is attached to this Argeement as Exhibit C, and forms an integral part of this Agreement. Therefore, subject to the terms of the Extension Order for Comprehensive Pension Insurance in the Industry pursuant to the Collective Agreements Law 5717-1957 (the “Extension Order”) as may be amended from time to time, the Company shall insure Executive as per his choice, either at a pension fund or under an accepted Manager’s Insurance Scheme(the “Insurance Scheme”). The Company will, on a monthly basis pay to the Insurance Scheme for the benefit of Executive and shall deduct from Executive’s Salary a respective payment towards such Insurance Scheme. Unless requested otherwise by Executive, the Insurance Scheme shall be of a managers’ insurance type. The contribution to the Insurance Scheme will be as follows: (i) the Company will pay an amount equal to 5% (five percent) of the Salary towards savings, and shall deduct from the Salary an amount equal to 5% (five percent) of the Salary and pay such amount towards savings on Executive’s behalf; and (ii) the Company will pay an amount equal to 8 1/3% (eight percent and one third of a percent) of the Salary towards a severance compensation.

6.2.	Under the terms of the Extension Order, to the extent permitted under applicable law, and notwithstanding any terms of the Insurance Scheme, the Company’s payments for Employees’ Insurance Scheme substitute the statutory severance pay for all intents and purposes pursuant to Section 14 of the Severance Pay Law (1963) and will be the full and only compensation to be paid by the Company to Executive in such circumstances in respect of severance pay. In accordance with article 7 to the Extension Order, the Company’s payments for severance pay may not be returned to the Company unless:

6.2.1	Executive’s entitlement for severance pay has been deprived by a judgment, under the provisions of sections 16 or 17 of the Severance Pay Law (1963), and as long as it was so deprived; or

6.2.2	Executive has withdrawn monies from his pension fund, before he or his heirs were entitled to do so under the rules of such fund in case of an “Entitling Event”. For the purposes of this Section, “Entitling Event” shall mean: death, disability or retirement at the age of 60 or more.

6.3	The Company and Executive shall either open and maintain or use an existing (previously used by Executive) Educational Fund (Keren Hishtalmut; hereinafter: the “Fund”). The terms of the Fund and the amounts to be paid by the Company and the Executive shall be as set forth in Exhibit A. For the avoidance of doubt, no amount remitted by the Company to the Fund will be considered as part of the Salary for purposes of any deduction therefrom or calculations of severance pay or otherwise.

6.4	The Company shall pay an amount of up to 2.5% of the Salary towards an insurance coverage for the event of loss of working ability (Ovdan Kosher Avoda).

6.5	Executive will bear any and all taxes applicable to an employee in connection with any amounts paid by Executive and the Company to the Insurance Scheme under this Section 6.

6.6	In the event of termination of Executive’s employment by either Executive or the Company, other than for Cause, the Company shall transfer to Executive’s possession the Insurance Scheme and the Fund.

7.	Additional Benefits

7.1.	The Company shall bear all expenses related to Executive’s use of a cellular phone, in Israel and abroad.

7.2.	Executive shall be entitled to be reimbursed for Executive’s necessary and actual business out of pocket expenses in accordance with the Company’s policies, as the same may change from time to time.

7.3.	The Company shall pay the Executive “per diem” payments with regard to Executive’s business travels abroad (whether by way of a fixed payment per day, or by way of reimbursement for Executive’s out-of-pocket expenses incurred in connection with such business travels.

7.4.	Subject to the Board’s approval and discretion, Executive shall be entitled to a performance based bonus payment based on the attainment of certain performance metrics that shall be set by the Board from time to time, and subject to any approvals that may be required from the Company’s shareholders. Any bonus granted to Executive will not form part of Executive’s Salary or social benefits and will not be taken into account for the purpose of calculating Executive’s social or other benefits of any kind.

7.5.	Executive shall be entitled to an annual vacation as set forth in Exhibit A. The Company shall be entitled to direct use of vacation days at its discretion. Vacation days may be carried forward from one year to the next.

7.6.	Executive’s entitlement to sick leave shall be in accordance with applicable law (but Executive shall be entitled to 100% payment for sick leave from the first day of his absence).

7.7.	Executive shall be entitled to Recreation Pay (Dmei Havra’a) pursuant to the applicable extension order.

7.8.	Executive may inform the Company in writing that he wishes to receive the remuneration due to him under this Agreement by way of payment to a private company controlled by Executive (“Executive’s Entity”), in which case, within thirty (30) days from receipt of Executive’s notice in this regard:

7.8.1.	The Company, the Executive and the Executive’s Entity shall execute any additional agreements and undertakings, as shall be reasonably requested by the Company, based on legal advice, in order to ensure that the Company is not exposed to any financial and/or or other exposure due to such changes in Executive’s terms of service (including, without limitation, in case that Executive, or any other third party, asserts that notwithstanding the aforesaid changes, the Executive remained an employee of the Company.

7.8.2.	Subject to Section 7.8.1 above, the Company shall start paying Executive’s Entity all payments and benefits which were otherwise due to Executive under this Agreement (including, without limitation, all payments due under Section 6 above, under this Section 7 and under Exhibit B of this Agreement, as well as all payments which were to be made by the Company to third parties under the said provisions) + VAT as applicable.

7.8.3.	Executive shall confirm in writing that the payment to the Executive’s Entity, as aforesaid, shall not derogate from Executive’s undertakings and liabilities under this Agreement.

8.	Miscellaneous

8.1.	The preamble to this Agreement and the exhibits and schedules thereto, constitute an integral part hereof. Headings are included for reference purposes only and are not to be used in interpreting this Agreement.

8.2.	The laws of the State of Israel shall apply to this Agreement and the sole and exclusive jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel-Aviv Regional Labor Court.

8.3.	The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationships between the parties hereto (subject to applicable mandatory provisions of law).

8.4.	The Company shall withhold, or charge Executive with all taxes and other compulsory payments as required under all applicable laws with respect to all payments, benefits and other compensation payable to Executive in connection with Executive’s employment with Company.

8.5.	The Company shall be entitled to offset from any payments to which Executive shall be entitled hereunder, any amounts which the Company shall be entitled to receive from Executive at such time.

8.6.	No failure, delay of forbearance of either party in exercising any power or right hereunder shall in any way restrict or diminish such party’s rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof.

8.7.	In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby.

8.8.	This Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements (including without limitation, the Original Agreement, which is hereby substituted by this Agreement) and correspondence with regard to all subject matters hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties hereto.

8.9.	Executive acknowledges and confirms that all terms of Executive’s employment are personal and confidential, and undertakes to keep such terms in confidence and refrain from disclosing such terms to any third party.

8.10.	This Agreement serves also as a notification for Employee regarding his terms of employment in pursuant of the Notification to Employee (terms of Employment) Law, 5762 – 2002.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

The Company: Foamix PharmaceuticalsLtd.	Meir Eini:

/s/ Dov Tamarkin	/s/ Meir Eini

By: Dov Tamarkin	Signature

Exhibit A

To Personal Employment Agreement by and between

Foamix Pharmaceuticals Ltd. (the “Company”) and Mr. Meir Eini (the “Executive”)

Executive’s Remuneration

ID Number of Executive	05-326044-4
Executive’s Personal Address	2 Hashaked St., Nes Ziona, Israel
Monthly Salary (NIS)	NIS 90,000 (ninety thousand New Israeli Shekels)
Bonus	Executive may also be eligible for a gross annual performance bonus of up to 6 months’ Salary, which bonus shall be conditioned upon attainment of individual performance targets and corporate goals to be determined by the Board and the Company’s shareholders, as applicable, and subject also to Executive’s continuous employment with the Company or any of its affiliates in the position of COO throughout the period to which the respective bonus applies. The Company may decide, from time to time that the Company shall not grant bonuses to the Executive with regard to a specific year. Further – the Company may modify the parameters for the grant of bonus during the respective calendar year, in response to special or unforeseen events. The Board may set targets for a period of more than one year, in which case Executive will be entitled to the bonus (per each year included in such multi-year period) only upon achieving such targets at the end of such period. If Executives’ employment is terminated by the Company other than for “Cause” prior to the bonus payment date, the bonus shall be prorated to reflect the actual amount of time Executive was employed by the Company during the year for which the bonus was earned. If Executive’s employment terminates for Cause, Executive shall not be entitled to receive the annual performance bonus or any portion thereof.
Vacation Days per Year	30 calendar days of annual paid vacation.
Car	The Company shall reimburse Executive for his expenses related to the purchase, maintenance and use of the car used by Executive in the performance of his duties under this Agreement, in the amount of NIS 7,600 per month. The Company shall also bear all tax expenses related to such reimbursement of expenses, up to an amount of NIS 7,600 per month.
Keren Hishtalmut	The Company and Executive shall maintain an advanced study fund (Keren Hishtalmut according to law). The Company shall contribute to such Fund an amount equal to 7.5% of the Salary, and Executive shall contribute to such fund an amount equal to 2.5% the Salary. Executive hereby instructs the Company to transfer to such fund the amount of the Executive’s and the Company’s contribution from each monthly Salary payment. The funds in such Fund shall be released to the Executive upon termination of this Agreement.

The Company: Foamix Pharmaceuticals Ltd.	Meir Eini:

/s/ Dov Tamarkin	/s/ Meir Eini

By: Dov Tamarkin	Signature

Exhibit B

to Personal Employment Agreement by and between Foamix Pharmaceuticals Ltd. (the “Company”) and Meir Eini (the: “Executive”)

  Company’s Proprietary Information, Confidentiality
and Non-Competition Agreement

1.	General

1.1.	All the capitalized terms herein shall have the meanings ascribed to them in the Employment Agreement to which this Exhibit is attached (the “Agreement”); For purposes of any undertaking of the Executive toward the Company, the term Company shall include all subsidiaries and affiliates of the Company.

1.2.	Executive’s obligations and representations and the Company’s rights under this Exhibit shall apply as of the commencement of the employment relationship between the Company and the Executive, regardless of the date of execution of the Agreement.

2.	Confidentiality; Proprietary Information

2.1.	Executive acknowledges and agrees that Executive will have access to confidential and proprietary information (whether originated by the Company or received from third parties) concerning the business and financial activities of the Company, including information relating to the Company’s research and development, banking, investments, investors, properties, employees, marketing plans, customers, suppliers, trade secrets, test results, processes, data, know-how, improvements, inventions, techniques and products (actual or planned). Such information, whether documentary, written, oral or computer generated, shall be referred to as “Proprietary Information”.

2.2.	Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form but excluding information that the Executive is able to show, through clear and convincing evidence, (i) was known to Executive prior to Executive’s association with the Company; (ii) is or shall become part of the public knowledge except as a result of the breach of the Agreement or this Exhibit by the Executive; (iii) reflects general skills and experience gained during Executive’s engagement by the Company; or (iv) reflects information and data generally known in the industries or trades in which the Company operates.

2.3.	Executive agrees that all Proprietary Information and all patents, trademarks, copyrights and other intellectual property and all ownership rights in connection therewith, shall be the sole property of the Company and its assigns. At all times, both during Executive’s engagement by the Company and after Executive’s termination, Executive will keep in confidence and trust all Proprietary Information, and the Executive will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing Executive’s duties under the Agreement.

2.4.	Upon termination of Executive’s employment with the Company, Executive will promptly deliver to the Company all documents and materials of any nature pertaining to Executive’s work with the Company, and will not take with Executive any documents or materials or copies thereof containing any Proprietary Information.

2.5.	At all times, both during Executive’s employment with the Company and thereafter, Executive will keep in confidence and trust all information in connection with his employment terms with the Company, including, without limitation, Executive’s salary, social and other benefits, and any other related information (the “Employment Terms”). Executive will not disclose or discuss any of Executive’s Employment Terms or anything relating to it, except with Executive’s legal counsel, without the written consent of the Company.

2.6.	Executive’s undertakings set forth in this Section 2 shall remain in full force and effect after termination of this Agreement or any renewal thereof until the Proprietary Information becomes part of the public domain, if ever, except as a result of the breach of the Agreement or this Exhibit by the Executive.

3.	Disclosure and Assignment of Inventions

3.1.	Executive understands that the Company is engaged in a continuous program of research, development, and production and marketing in connection with its business.

3.2.	From and after the date Executive first became employed with the Company, Executive undertakes and covenants that Executive will promptly disclose in confidence to the Company all inventions, improvements, designs, concepts, formulas, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and trade secrets, whether or not patentable, copyrightable or protectible as trade secrets, that are made or conceived or first reduced to practice or created by Executive, either alone or jointly with others, during the period of Executive’s employment and in connection with Executive’s employment (“Inventions”).

3.3.	Executive agrees that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by Executive for the Company, or (c) relate to the Company’s business or current or anticipated research and development, will be regarded as Service Invention in the meaning of the Israeli Patent Law, 5727-1967 and will be the sole and exclusive property of the Company (“Company Inventions”). The conditions set out in (a), (b) and (c) above are several and not cumulative, and any invention meeting one or more of such conditions shall be designated a Company Invention.

3.4.	Executive hereby irrevocably transfers and assigns to the Company all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and any and all moral rights that Executive may have in or with respect to any Company Invention, and expressly waives any right to any consideration of any kind with regard to the Company Inventions, the assignment of such and any use thereof, including without limitation any royalty payment and other payment with respect thereto.

3.5.	Executive agrees to assist the Company, at the Company’s expense, in every reasonable way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company’s Inventions in any and all countries. Executive will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation shall continue beyond the termination of Executive’s employment with the Company for a period of 2 years. Executive hereby irrevocably designates and appoints the Company and its authorized officers and agents as Executive’s agent and attorney in fact, coupled with an interest to act for and on Executive’s behalf and in Executive’s stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by the Executive himself.

4.

4.1.	Both Company and Executive acknowledge Executive’s right for freedom of occupation whilst protecting the Company’s legitimate interests. Therefore Executive agrees and undertakes that, so long as Executive is employed by the Company and for a period of twelve (12) months thereafter, Executive will not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor or in any capacity whatsoever engage in, become financially interested in, be employed by, or otherwise render services to, any business or venture that is engaged in any activities involving products, information, processes, technology or equipment that are or could reasonably and imminently be directly competitive to those of the Company or any of its subsidiaries or affiliates, as conducted as of the date of termination of Executive’s employment with the Company; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such company, and so long as Executive has no role in the publicly owned and traded company as director, employee, consultant or otherwise. Executive agrees and understand that his Salary (set forth in Exhibit A) includes adequate compensation for his undertakings in this Section 4.1 and is at least 20% higher than it would have been should the Executive had not taken said undertakings.

4.2.	Executive agrees and undertakes that during the period of Executive’s employment and for a period of twelve (12) months following effective termination, Executive will not, directly or indirectly, including personally or in any business in which Executive is an officer, director, advisor or shareholder of more than 1% of the equity or voting rights, for any purpose or in any place, solicit for employment or hire any person employed by the Company (or retained by the Company as a consultant, if such consultant is prevented thereby from continuing to render its services to the Company) on the date of such termination or during the preceding twelve (12) months.

4.3.	If any one or more of the terms contained in this Section 4 shall for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the fullest extent compliant with applicable Israeli law.

Date:	Name:	Signature:

22/8/2014	Meir Eini	/s/ Meir Eini

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